                                                                      EXHIBIT 1A

                            Text of letter to brokers


Corporate Property Associates 12 Incorporated

                                                January 6, 2003

Dear Financial Advisor,

      We would like to draw to your attention to the fact that Madison Liquidity Investors 112, LLC has made a tender offer solicitation to your client for their shares of Corporate Properties Associates 12 Inc. (CPA(R):12). Their offer seeks to purchase your clients' CPA(R):12 shares for $7.00, a steep discount from their current net asset value. IN LIGHT OF THE SECURITIES AND EXCHANGE COMMISSION'S WARNINGS PERTAINING TO TENDER OFFERS, WE ENCOURAGE YOU TO CONTACT YOUR CLIENTS BEFORE THEY FALL PREY TO MADISON LIQUIDITY INVESTORS 112, LLC'S TENDER OFFER SCHEME.

      The SEC posts on their website the following cautionary language regarding tender offers. "MINI-TENDER OFFERS - TENDER OFFERS FOR LESS THAN FIVE PERCENT OF A COMPANY'S STOCK - HAVE BEEN INCREASINGLY USED TO CATCH INVESTORS OFF GUARD. MANY INVESTORS WHO HEAR ABOUT MINI-TENDER OFFERS SURRENDER THEIR SECURITIES WITHOUT INVESTIGATING THE OFFER, ASSUMING THAT THE PRICE OFFERED INCLUDES THE PREMIUM USUALLY PRESENT IN LARGER, TRADITIONAL TENDER OFFERS. BUT THEY LATER LEARN THAT THEY CANNOT WITHDRAW FROM THE OFFER AND MAY END UP SELLING THEIR SECURITIES AT BELOW-MARKET PRICES."

      We encourage you to view the SEC's website, WWW.SEC.GOV/INVESTOR/PUBS/MINITEND.HTM, which can provide additional information on the dangers of these types of tender offers. ON AN ANNUALIZED BASIS, CPA(R):12 IS PROVIDING ITS INVESTORS WITH INCOME OF $82.52* PER 100 SHARES. ANY INVESTOR WHO DECIDES TO SELL HIS OR HER SHARES TO MADISON LIQUIDITY INVESTORS 112, LLC WOULD HAVE TO REINVEST THEIR SALES PROCEEDS AT APPROXIMATELY A 11.8% RETURN TO RECEIVE THE SAME LEVEL OF INCOME.

      Should your clients receive a tender offer for their shares of CPA(R):12, please remind them of the aforementioned SEC warning. Otherwise, please inform them that they can call CPA(R):12's Investor Relations Department at 1-800-WP CAREY or send an e-mail to CPA12@wpcarey.com to have their questions answered.

      Best regards,

                                    Most sincerely,



      Wm. Polk Carey                Gordon F. DuGan         W. Sean Sovak
      Chairman                      Vice Chairman           President

* Based on January 15, 2003 dividend.


An affiliate of W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020 212-492-1100 Fax 212-492-8922


                                      -4-
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[CPA(R):12 LOGO]

Corporate Property Associates 12 Incorporated


                                 January 6, 2003

Dear Financial Advisor,

      We would like to draw to your attention to the fact that Madison Liquidity Investors 112, LLC has made a tender offer solicitation to your client for their shares of Corporate Properties Associates 12 Inc. (CPA(R):12). Their offer seeks to purchase your clients' CPA(R):12 shares for $7.00, a steep discount from their current net asset value. IN LIGHT OF THE SECURITIES AND EXCHANGE COMMISSION'S WARNINGS PERTAINING TO TENDER OFFERS, WE ENCOURAGE YOU TO CONTACT YOUR CLIENTS BEFORE THEY FALL PREY TO MADISON LIQUIDITY INVESTORS 112, LLC'S TENDER OFFER SCHEME.

      The SEC posts on their website the following cautionary language regarding tender offers.

      "MINI-TENDER OFFERS - TENDER OFFERS FOR LESS THAN FIVE PERCENT OF A COMPANY'S STOCK - HAVE BEEN INCREASINGLY USED TO CATCH INVESTORS OFF GUARD. MANY INVESTORS WHO HEAR ABOUT MINI-TENDER OFFERS SURRENDER THEIR SECURITIES WITHOUT INVESTIGATING THE OFFER, ASSUMING THAT THE PRICE OFFERED INCLUDES THE PREMIUM USUALLY PRESENT IN LARGER, TRADITIONAL TENDER OFFERS. BUT THEY LATER LEARN THAT THEY CANNOT WITHDRAW FROM THE OFFER AND MAY END UP SELLING THEIR SECURITIES AT BELOW-MARKET PRICES."

      We encourage you to view the SEC's website, WWW.SEC.GOV/INVESTOR/PUBS/MINITEND.HTM, which can provide additional information on the dangers of these types of tender offers.

      ON AN ANNUALIZED BASIS, CPA(R):12 IS PROVIDING ITS INVESTORS WITH INCOME OF $82.52* PER 100 SHARES. ANY INVESTOR WHO DECIDES TO SELL HIS OR HER SHARES TO MADISON LIQUIDITY INVESTORS 112, LLC WOULD HAVE TO REINVEST THEIR SALES PROCEEDS AT APPROXIMATELY A 11.8% RETURN TO RECEIVE THE SAME LEVEL OF INCOME.

      Should your clients receive a tender offer for their shares of CPA(R):12, please remind them of the aforementioned SEC warning. Otherwise, please inform them that they can call CPA(R):12's Investor Relations Department at 1-800-WP CAREY or send an e-mail to CPA12@wpcarey.com to have their questions answered.


    Best regards,
                                    Most sincerely,



    Wm. Polk Carey                  Gordon F. DuGan          W. Sean Sovak
      Chairman                       Vice Chairman             President


      * Based on January 15, 2003 dividend.


An affiliate of W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020 212-492-1100 Fax 212-492-8922

                                                              [W. P. CAREY LOGO]